Exhibit 99.1

IR INQUIRIES:

Charles Messman

Investor Relations

949-362-5800

IR@smithmicro.com

Smith Micro Appoints New Members to the Board of Directors

The addition of recognized leaders from the mobile and tech sectors enhances the experience and composition of the Company’s Board of Directors.

PITTSBURGH, PA, April 12, 2022 – Smith Micro Software, Inc (NASDAQ: SMSI) announces the election of two new members to its Board of Directors, both of whom are visionaries who bring decades of experience in executive leadership, technology expertise, as well as strategic execution and advisement.

The new Board members are Asha Keddy, corporate Vice President and General Manager of Next Generation Systems and Standards at Intel Corporation, and Chetan Sharma, Chief Executive Officer of Chetan Sharma Consulting. Both individuals are well respected, transformational strategists and technology leaders.

“We look forward to the contribution and impact that Asha and Chetan will make as they join our Board and welcome their deep experience in and insights into mobile technology,” said William W. Smith, Jr., President, CEO and Chairman of the Board of Smith Micro. “The addition of these talented and high performing individuals to our Board adds further industry expertise, diversity, support and direction that will be a key factor in Smith Micro’s continued success and performance at this exciting time in the company’s evolution.”

Asha Keddy

Asha Keddy is a tech industry visionary who led the creation of 5G market opportunity at Intel and helped position the company as a 5G industry leader with 5G and network multi-billion-dollar revenue growth. Currently serving as Intel’s Corporate Vice President and General Manager of Next Generation Systems & Standards, Keddy’s career at Intel has spanned over two decades with more than 25 years in the tech industry.  She has held various executive positions championing change and progress, defining strategy, delivering on execution and driving

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revenue growth, while honing critical strategy, policy, and transformational expertise. Often called upon to represent the technology industry before Congress and international government agencies, to serve as a keynote speaker and lecturer at prestigious universities, and to act as a corporate spokesperson for media, industry analysts, academia and the investment community, Keddy drives the conversation on technology and wireless capabilities, advancements, and responsibilities. She serves or has served as advisor or board member on several professional and trade associations such as the Women’s Tech Network, CTIA, 5G Americas and Wi-Fi Alliance. In 2019, representing Intel, she co-founded with NTT and Sony the Innovative Optical Wireless Network Global Forum. Keddy is an alumna of the Intel Executive Management Accelerator Program at the Stanford University Graduate School of Business and holds a Master of Science in Computer Science from Clemson University and a Bachelor of Science in Computer Engineering from the University of Mumbai.

Chetan Sharma

Chetan Sharma has worked in the mobile and technology industry for the past 28 years and is sought by executives from wireless companies around the world for his strategic insights, recommendations, and predictions. He has served as an advisor to senior executive management at the top mobile operators on each continent. In addition to advising CEOs and CTOs for leading wireless technology companies on product strategy and intellectual property development, Sharma has served or currently serves on numerous advisory boards of several well-established mobile technology companies as well as many startups.  He is the author and co-author of 14 best-selling books on wireless technology and is the editor of the “Mobile Future Forward Book Series.” Sharma’s research is frequently cited in the wireless technology industry, where he is often interviewed by leading national and international publications and television and radio outlets as a leading wireless technology expert.  Sharma is a senior member of Institute of Electrical and Electronics Engineers (IEEE), IEEE Communications Society and IEEE Computers Society and has a Master of Science in Electrical and Computer Engineering from Kansas State University and a Bachelor of Science in Electrical Engineering from the Indian Institute of Technology.

About Smith Micro Software, Inc.

Smith Micro develops software to simplify and enhance the mobile experience, providing solutions to some of the leading wireless service providers and cable MSOs around the world. From enabling the family digital lifestyle to providing powerful voice messaging capabilities, our solutions enrich today’s connected lifestyles while creating new opportunities to engage consumers via smartphones and consumer IoT devices. The Smith Micro portfolio also includes a wide range of products for creating, sharing and monetizing rich content, such as visual voice messaging, optimizing retail content display and performing analytics on any product set. For more information, visit www.smithmicro.com.

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Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective owners.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements regarding future events or results within the meaning of the Private Securities Litigation Reform Act, including statements related to our future prospects or performance and our future business plans, and statements using such words as “expect,” “anticipate,” “believe,” “plan,” “intend,” “could,” “will” and other similar expressions. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Among the important factors that could cause or contribute to such differences are customer concentration, given that the majority of our sales depend on a few large customer relationships, the impact of the COVID-19 pandemic on our business and financial results, delays in adoption of our products and services by our customers and their end users, changes in demand for our products from our customers and their end-users, changes in requirements for our products imposed by our customers or by the third party providers of software and/or platforms that we use, our ability to effectively integrate, market and sell acquired product lines, new and changing technologies, customer acceptance and timing of deployment of those technologies, and our ability to compete effectively with other software and technology companies. These and other factors discussed in our filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management, and we do not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.